Exhibit 99.1

CHINESE FUEL CELL PATENT ISSUED TO CALTECH

PASADENA, CA —April 16, 2007— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that China has issued a fuel cell patent to Caltech. The patent is entitled Organic Fuel Cell, and Methods of Operation Thereof and Manufacture of Electrode Therefor, with Chinese patent number ZL94195212.6. This patent has been licensed from Caltech by VIASPACE subsidiary, Direct Methanol Fuel Cell Corporation.

VIASPACE and Direct Methanol Fuel Cell Corporation CEO Dr. Carl Kukkonen stated, “This patent covers all organic fuels including methanol, ethanol, and formic acid. Global patent coverage is an important part of our intellectual property strategy. The direct organic fuel cell was invented at the NASA Jet Propulsion Laboratory, which is managed by Caltech. This issuance in China brings the total number of fuel cell patents licensed from Caltech to approximately 59 issued and 59 pending fuel cell patents.”

VIASPACE/Direct Methanol Fuel Cell Corporation is focusing on the consumable part of the fuel cell business— that is the fuel. International safety regulations require that the fuel be in a safe sealed container called the fuel cartridge. Direct Methanol Fuel Cell Corporation and its partners are manufacturing and distributing disposable fuel cartridges for portable electronic devices. The fuel cell is analogous to a razor and the fuel cartridges to razor blades, and fuel cartridges represent a recurring revenue stream. The company is currently focused on methanol cartridges, but is willing to produce cartridges for any fuel.

Fuel cells are expected to gain a substantial market share in portable electronics because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Leading OEMs have announced that they are developing direct methanol fuel cells for portable electronic applications.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360

—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.